Exhibit 4.2

                       RESTRICTED STOCK PURCHASE AGREEMENT

                  This Restricted Stock Purchase Agreement (the "Agreement") is made as of this 20th day of July, 2001, by and between WOW ENTERTAINMENT, INC., a Delaware corporation with its principal place of business at Bank One Tower, 111 Monument Circle, Suite 4600, Indianapolis, Indiana 46204 (the "Company"), and WILLIAM A. SHOEMAKE, whose address is 9990 Sugar Leaf Drive, Noblesville, Indiana 46060 (the "Employee").

         WHEREAS, the following facts are true:

1. The Employee has this date executed an employment agreement (the "Employment Agreement") with CornerStone Wireless Services Incorporated, an Indiana corporation, which is a wholly-owned subsidiary of the Company (hereinafter "CornerStone"). A copy of the Employment Agreement is attached hereto and made a part hereof by reference as Exhibit A.

2. In connection with the Employee's employment by CornerStone, the Company has agreed to issue and sell to Employee a total of 2,000,000 shares of its voting common stock (the "Common Stock"), par value $.01 per share, subject to the terms and conditions of this Agreement.

     NOW, THEREFORE, in consideration of the promises and the mutual covenants of the parties contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Employee hereby agree as follows:

     1. Purchase and Sale of Shares. The Company hereby issues and sells to the Employee, and the Employee hereby purchases from the Company, 2,000,000 shares of Common Stock of the Company (hereinafter the "Shares") for the aggregate purchase price of $300,000 (for a purchase price per Share of $.15) (the aggregate purchase price for the Shares sometimes referred to as the "Purchase Price" and the Purchase Price per Share sometimes referred to as the "Per Share Purchase Price"). Employee has paid the Purchase Price for the Shares in the manner described in Section 2 below. The parties acknowledge that the market value of each Share as of the date of execution of this Agreement is $.15.

     As of the date hereof, all Shares are Unvested Shares as defined below in this Section 1. Except if and to the extent such Shares become Vested Shares as defined below in this Section 1, the Shares shall be unvested and shall be subject to the terms and conditions of this Agreement applicable to Unvested Shares, including without limitation restrictions on transfer and obligations of the Company to repurchase such Unvested Shares in certain events. (Any Shares which are at any time vested under the terms of this


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Agreement are sometimes referred to herein as "Vested Shares." Any Shares that are not vested at any time in accordance with this Agreement are sometimes referred to herein as "Unvested Shares.") Company has this date issued one or more certificates for the Shares registered in the name of the Employee with a restrictive legend on each such certificate as described in Section 8 of this Agreement.

2. Payment for Shares; Security for Note. Employee has paid the Purchase Price to the Company by executing and delivering to the Company on the date hereof a Recourse Promissory Note for the amount of the Purchase Price (the "Note"), a copy of which is attached hereto and made a part hereof by reference as Exhibit
B. To secure the performance of his obligations under the Note, the Employee has also executed and delivered to the Company on the date hereof a Stock Pledge Agreement (the "Pledge Agreement"), a copy of which is attached hereto and made a part hereof by reference as Exhibit C. Under the terms of the Pledge Agreement, the Employee has pledged the Shares and certain other collateral in respect of the Shares to the Company as security for the performance of the obligations of the Employee under the Note. Employee represents to the Company that he is acquiring the Shares for the purpose of investment and not with a view to the distribution or sale thereof.

3. Restrictions on Unvested Shares. So long as Shares shall remain Unvested Shares, such Shares may not be sold, assigned, transferred, pledged or otherwise encumbered by the Employee or any successor or assignee thereof, whether voluntarily or by operation of law, and such Unvested Shares shall be subject to repurchase by the Company in accordance with Section 6 below.

4. Vesting of Shares. Subject to the provisions of this Agreement, the Unvested Shares shall become Vested Shares in accordance with the following vesting schedule when, as, and if CornerStone shall achieve one or more of the following cumulative financial results on or before October 31, 2006 (hereinafter the "Expiration Date"):


   Number of Shares                     Vesting Date
       Vested

   500,000 Shares                       30 days after the end of the first
                                        calendar quarter as of which Cumulative
                                        EBITDA shall equal or exceed $0.

   An Additional 500,000 Shares         30 days after the end of the first
                                        calendar quarter as of which Cumulative
                                        EBITDA shall equal or exceed $500,000.


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   An Additional 500,000 Shares         30 days after the end of the first
                                        calendar quarter as of which Cumulative
                                        EBITDA shall equal or exceed $1,000,000.


   An Additional 500,000 Shares         30 days after the end of the first
                                        calendar quarter as of which Cumulative
                                        EBITDA shall equal or exceed $2,000,000.

Any vesting date provided above may be extended by the Company to the date as of which an unaudited statement of operations for the applicable calendar quarter is completed, and the Company shall use commercially reasonable efforts to complete such unaudited statement of operations as soon as practicable after the end of the calendar quarter.

Vesting of Shares as provided above shall expire on the Expiration Date, or such earlier date as provided in Section 5 below.

     For purposes of this Agreement, "EBITDA" for any one or more period(s) shall mean earnings before interest, taxes, depreciation and amortization of CornerStone for such period(s), expressed as a positive or negative number, as determined by the Company in accordance with generally accepted accounting principles. "Cumulative EBITDA" as of any calendar quarter shall mean the sum of EBITDA for each complete fiscal year of CornerStone prior to the fiscal year in which such calendar quarter occurs, and EBITDA for the current fiscal year to and including such calendar quarter. (The fiscal year of the Company and CornerStone extends from September 1 of a calendar year to and including August 31 of the next succeeding calendar year, except that the initial fiscal year of CornerStone shall commence on July ____, 2001, and extend to and including August 31, 2001.) The determination of EBITDA for any fiscal year of CornerStone shall be made by the Company in accordance with the audited statement of operations of CornerStone for such fiscal year, or if there is no such audited statement of operations of CornerStone for such fiscal year, in accordance with the unaudited statement of operations of CornerStone for such fiscal year. The determination of EBITDA for any period other than a fiscal year shall be made by the Company in accordance with the unaudited statements of operations of CornerStone for calendar quarters included within such period. For purposes of this Agreement, a calendar quarter shall mean a period of three (3) calendar months ending on February 28 (or February 29 if applicable), May 31, August 31, or November 30, as applicable. Any determinations of EBITDA by the Company for any period(s) shall be conclusive, and shall be final and binding on the parties.

     The Company shall notify the Employee promptly when any Shares become Vested Shares, and shall promptly issue one or more certificates for such Vested Shares to the Employee as provided in Section 8 below.

     5. Termination of Vesting in Certain Events. Notwithstanding the provisions of Section 4, vesting of Shares in accordance with Section 4 shall expire prior to the Expiration Date on the earlier to occur of the following:

                  (a)      A Change of Control of CornerStone;

                  (b) Termination by CornerStone or the Employee of the employment of the Employee with CornerStone for any reason or for no reason, including the death or permanent disability of Employee, as determined by the Company.

                  Notwithstanding the foregoing, in the event of a "Company Termination Without Cause" or an "Employee Termination for Cause" under the terms of the Employment Agreement, the expiration of vesting shall occur on the earliest to occur of (i) a Change of Control of CornerStone; (ii) one (1) year subsequent to the termination of the employment of Employee incident to such Company Termination Without Cause or Employee Termination for Cause, as applicable; or (iii) the Expiration Date.

                  In the event that vesting shall expire under this Section due to a Change of Control of CornerStone, the number of Vested Shares to which the Employee shall be entitled as of the date on which the Change of Control shall become effective shall be the number of Vested Shares to which the Employee shall otherwise be entitled under Section 4 of this Agreement as of the effective date of the Change of Control of CornerStone.

                  For purposes of this Agreement, a Change of Control of CornerStone shall be deemed to have occurred in either of the following events, except where an acquirer of any beneficial ownership of CornerStone or its assets otherwise described in subsections (x) and (y) below shall assume in writing the Company's obligations under this Agreement:

                  (x) Acquisition by any individual, entity, or group (an "Entity"), including any "persons" within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934 (the "Exchange Act"), of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of greater than fifty percent (50%) of either (i) the then outstanding shares of Common Stock of CornerStone or (ii) the combined voting power of the then outstanding securities of CornerStone entitled to vote generally in the election of directors; excluding, however, any acquisitions of any such interests by the Company or any one or more of John F. Fisbeck, Carter M. Fortune, or any affiliates of John F. Fisbeck or Carter M. Fortune, as such term is defined in the Exchange Act (hereinafter "Affiliates"); or

              (y) Acquisition by any Entity, as defined in (a) above, of all or substantially all of the operating assets of CornerStone; excluding however any such acquisition by the Company or any one or more of John
         F. Fisbeck, Carter M. Fortune, or any Affiliates thereof.

         On the earlier of the Expiration Date or a date eighteen (18) months after Shares become Vested Shares under this Agreement, Employee shall prepay a portion of the outstanding principal balance of the Note equal to the number of such Vested Shares times the Per Share Purchase Price, together with the accrued interest allocable to such prepaid principal amount prorated on a daily basis to the date of such payment.

         6. Repurchase of Unvested Shares by the Company. Upon the expiration of vesting under Sections 4 or 5 above, as applicable, Employee, or his personal representative, shall sell, and the Company shall purchase, all Unvested Shares at a price per Share equal to the lesser of the Per Share Purchase Price or the fair market value per Share of the Unvested Shares as of such date, as determined by the Company. Such sale and purchase shall take place at the principal office of the Company within thirty (30) days subsequent to the effective date of expiration of vesting under this Agreement; provided, however, that if the Company is prohibited from repurchasing Unvested Shares pursuant to
Section 160 of the Delaware General Corporation Law as amended from time to time (or any successor provision) then the time period within which such closing shall occur shall be extended until twenty (20) days after the Company is first not so prohibited. At such closing, the Employee or his personal representative shall transfer all such Unvested Shares to the Company. Any amounts payable to the Employee for the Unvested Shares shall first be applied to pay or prepay, as applicable, the unpaid balance of the Note, with any such amounts applied first to attorneys' fees and costs (if any), then to accrued interest under the Note, and then to the principal balance of the Note. The balance of the purchase price, if any, due by the Company in connection with a repurchase of Unvested Shares under this Section shall then be paid to the Employee or his personal representative by wire transfer to one or more accounts designated by Employee or his personal representative. The balance of the Note, if any, due by the Employee subsequent to the repurchase of Unvested Shares shall be paid by Employee to the Company at closing by wire transfer to one or more accounts designated by the Company.

                  Employee has this date executed and delivered to the Company a stock power in blank with respect to the Shares, and hereby further authorizes the Company and its authorized officers to execute on his behalf any and all documents and to perform on his behalf any and all other actions which may be required in connection with the transactions described in this Section 6.

         7. Effect of Vesting. Subject to the provisions of this Section, the Employee may own and dispose of Vested Shares without restriction. However, any Vested Shares shall remain subject to the restrictions under the Pledge Agreement until and unless Employee shall pay or prepay the portion of the Note allocable to such Vested Shares in accordance with Section 5 above. In addition, any transfer or assignment of the Vested Shares shall remain subject to the provisions of the Securities Act of 1933, as amended (the "Securities Act"), and any rules and regulations thereunder, and of any applicable state securities laws. Without limitation of the above, Employee represents that any sales of Shares at a time when Employee may be deemed an "affiliate" of the Company for purposes of the Securities Act shall be made in accordance with the requirements of Rule 144 under the Securities Act (or any successor rule) applicable to sales of Shares registered under the Securities Act by an "affiliate" or in a transaction otherwise exempt from the registration requirements of the Securities Act and as to which the Company shall have received an opinion of counsel satisfactory to it confirming such exemption.

         8. Certificates for Shares. The Company shall issue one or more certificates with respect to the Unvested Shares in the name of Employee and shall hold such certificates on deposit for the account of the Employee until and except to the extent that such Unvested Shares shall become Vested Shares. Each such certificate for the Unvested Shares shall bear the following legend:

                  The Shares represented by this Certificate are subject to restrictions set forth in a certain Restricted Stock Purchase Agreement dated July _____, 2001, entered into by and between WOW Entertainment, Inc. and William A. Shoemake, a copy of which Agreement is available for inspection at the offices of the Company or will be made available upon request.

                  Upon vesting of Shares in accordance with this Agreement, the Company shall exchange the previously issued certificates in respect of the Unvested Shares which have become vested for a new certificate or certificates in respect of the Vested Shares that shall not bear the legend described above in this Section applicable to Unvested Shares. Notwithstanding any other provisions of this Section 8, however, any certificates for Shares shall at the option of the Company bear a legend satisfactory to the Company relating to compliance with requirements under the Securities Act and other applicable federal and state securities laws, and shall at the option of the Company also bear a legend satisfactory to the Company relating to any applicable restrictions under the Pledge Agreement.

         9. Voting; Cash Dividends. Except as otherwise provided in this Agreement or under the Pledge Agreement, the Employee, as owner of Shares (including but not limited to Unvested Shares) shall have all the rights of a shareholder of the Company, including but not limited to the right to receive all cash dividends paid with respect to the Shares and the right to vote the Shares.

         10. Adjustments for Changes in Capitalization of the Company and Distributions with Respect to Shares. In event of any change in the outstanding shares of common stock of the Company subsequent to the date hereof by reason of any reorganization, recapitalization, stock split, reverse stock split, stock dividend, combination or exchange of shares, merger, consolidation, or any change in the corporate structure of the Company or in the shares of Common Stock, the number and class of Shares covered by this Agreement shall be appropriately adjusted by the Company to reflect any such change, or the securities issued in any such transaction, the determination by the Company of which shall be conclusive. If the Company shall pay a stock dividend or declare a stock split or reverse stock split, or otherwise distribute securities of the Company to the holders of its Common Stock, the number of shares of stock or other securities of the Company issued with respect to the Shares then subject to the restrictions contained in this Agreement shall be added to (or, if applicable, substituted for) the Shares subject to this Agreement. If the Company shall distribute to its shareholders securities of another corporation, the securities of such other corporation shall be deemed as part of the Shares with respect to which they are distributed for purposes of this Agreement.

         11. No Assurance of Employment. Nothing in this Agreement shall be deemed to create any obligation of the Employee to continue in the service of CornerStone or the Company, or any obligation of CornerStone or the Company to continue the employment of Employee.

         12. Tax Liabilities of Employee. Upon vesting of Shares (or at such earlier time as an election is made by the Employee under Section 83(b) of the Internal Revenue Code of 1986, as amended, or any successor provision thereto, to include the value of the Shares in taxable income), the Company and CornerStone shall have the right to require the Employee or other person receiving the Shares to pay the Company or CornerStone the amount of any taxes which it is required to withhold with respect to the Shares or, in lieu thereof, to retain, or sell without notice, a sufficient number of the Shares to cover the amount required to be withheld. The Company and CornerStone shall have the right to deduct from all dividends paid on the Shares the amount of any taxes which the Company or CornerStone or any Affiliate is required to withhold with respect to such dividend payments.

         13. Notices. Any notices provided for in this Agreement shall be given in writing and shall be deemed served when delivered personally to the person or entity for whom intended or two (2) days after deposit in the United States Mail, Certified Mail, Return Receipt Requested, addressed to the person or entity for whom intended. The address of the Company shall be its principal place of business, and the address for the Employee shall be the address first indicated above or the last known address of the Employee in the records of CornerStone. Either party may change his or its address for the purpose of notice hereunder by written notice to the other party in the manner provided in this Section.

         14. Assignment. The Company may assign in whole or in part to any person or entity any of its rights or obligations under this Agreement. The Employee may not assign to any person or entity any of his rights or obligations hereunder.

         15. Successors and Assigns. This Agreement shall inure to the benefit of the Company, its successors and assigns, and shall be binding upon the Employee, his administrator, executor, personal representative, successors, heirs, and permitted assigns.

         16. Entire Agreement; Waivers. This Agreement constitutes the entire agreement of the parties regarding the subject matter hereof. No amendment or modification of this Agreement shall be valid unless it is in writing and signed by the Company and the Employee. Any waiver by one party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach of the same or any other provision by the other party.

         17. Severability. The invalidity of any provision of the Agreement shall not in any way affect the validity of any other provisions hereof, and each and every provision of this Agreement shall be enforceable regardless of the invalidity, if any, of any other provision hereof.

         18. Prevailing Party. In any suit or proceeding brought or instituted by any party to this Agreement to enforce or interpret any of the provisions of this Agreement or on account of any damages or loss sustained by such party by reason of breach or violation by the other party of any of the terms or provisions of this Agreement, the prevailing party will be entitled to recover all expenses and costs incurred, including reasonable attorneys' fees and costs, including expenses, fees and costs incurred in connection with any appeal and/or collection efforts.

         19. Governing Law. This Agreement shall be construed in accordance with the laws of the State of Indiana, without regard to conflict of laws issues.

         20. Actions of Company. All acts and determinations of the Company under this Agreement shall be subject to prior approval of the Board of Directors of the Company and shall be implemented by one or more of the directors, employees or agents of the Company other than Employee, and Employee may not take any action or make any determination on behalf of the Company under this Agreement.

         21. Counterparts; Facsimile Signatures. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery by a party of executed counterparts of this Agreement by facsimile shall constitute execution and delivery of such counterpart by such party to the same extent as if such counterpart were originally executed and delivered by such party.

         IN WITNESS WHEREOF, this Agreement has been executed as of the date first above written.

                                       WOW ENTERTAINMENT, INC.


                                       By: /s/ Douglas E. May
                                           ------------------------------------
                                       Its:
                                            -----------------------------------

                                                         "Company"



                                       /s/ William A. Shoemake
                                       -----------------------------------------
                                       WILLIAM A. SHOEMAKE

                                                         "Employee"

                                    Exhibit A

                              EMPLOYMENT AGREEMENT


         THIS EMPLOYMENT AGREEMENT ("Agreement"), made this 20th day of July, 2001, by and between CORNERSTONE WIRELESS SERVICES INCORPORATED, an Indiana corporation (the "Company") and WILLIAM A. SHOEMAKE ("Employee").

         WHEREAS, the following facts are true:

         1. The Company is engaged in the business of providing design services (including architectural and engineering services) in connection with the development and expansion of wireless transmission towers and other facilities for the wireless telecommunications industry within the United States. The Company is a wholly-owed subsidiary of WOW Entertainment, Inc., a Delaware corporation ("WOW Entertainment").

         2. Company wishes to employ Employee, and Employee wishes to accept employment with the Company, on the terms and conditions contained herein;

         NOW, THEREFORE, in consideration of the mutual promises and covenants hereinafter contained, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

         1. Employment. Employee shall serve as Chief Executive Officer and President of the Company, or in such other capacities as the Board of Directors of the Company may determine from time to time, subject to the terms and conditions hereinafter set forth. Employee agrees that he will perform the duties assigned to him by the Board of Directors of the Company, as set forth on Exhibit A hereto, on a full-time basis and at the direction of the Board of Directors of the Company. Employee will render to the Board of Directors of the Company, upon its reasonable request, reports and accountings of the status and progress of any work he is performing. Employee shall be required to do such traveling as may reasonably be necessary to perform his duties and responsibilities hereunder, but Employee shall be based at the Company's office in Indianapolis, Indiana, unless he otherwise agrees. Employee shall not be required by the Company to perform any duties which would violate the terms of the Employment Agreement between NEW SUB 1, Inc. ("NEW SUB 1"), a wholly-owned subsidiary of qServe Communications, Inc. ("qServe"), and Employee, dated as of July 11, 2000, or the terms of a Noncompetition Agreement by and among NEW SUB 1, qServe, and Employee, dated as of July 11, 2000.

         2. Term. The initial term (the "Initial Term") of this Agreement shall begin on the date hereof and shall expire on the third (3rd) anniversary of the date hereof. At the end of the Initial Term or any Renewal Term (as defined below), this Agreement automatically shall renew for a maximum of three (3) successive one (1) year periods (each a "Renewal Term") unless either the Employee or Company shall elect to terminate this Agreement in writing no later than sixty (60) days prior to the end of the Initial Term or a Renewal Term, as the case may be.

         3. Compensation.

                  (a) Base Salary. For services rendered by Employee under this Agreement during the Initial Term hereof, Employee shall be entitled to receive a base annual salary in the amount of One Hundred Twenty-Five Thousand Dollars ($125,000.00), payable in accordance with the Company's customary payroll procedures ("Base Salary"). For any Renewal Terms, the amount of base annual salary to be received by Employee shall be as agreed by Employee and the Company, but shall be at least equal to the Base Salary.

                  (b) Operating Bonuses. In addition to the Base Salary as provided above, Employee shall also be entitled to receive a bonus for each fiscal year of the Company (currently September 1 of a calendar year to and including August 31 of the succeeding year) (a "Fiscal Year") during the Initial Term and any Renewal Terms of this Agreement, if any, in which EBITDA of the Company (expressed as a positive or negative number) shall be greater than zero
(0). The bonus, if any, payable to Employee for each such Fiscal Year shall equal two percent (2%) of the positive EBITDA of the Company for such Fiscal Year. However, subsequent to the calendar quarter in which Cumulative EBITDA of the Company shall first equal or exceed Five Million Dollars ($5,000,000), the bonus, if any, payable to Employee with respect to periods thereafter (including a portion of any Fiscal Year) shall equal one percent (1%) of the positive EBITDA of the Company for such periods. For purposes of this Agreement, the first Fiscal Year under this Agreement (the "Initial Fiscal Year") shall be deemed to extend from the date of execution of this Agreement to and including August 31, 2002.

                  The bonus payable to Employee for any Fiscal Year shall be paid to Employee on or before a date sixty (60) days subsequent to the end of such Fiscal Year.

                  For purposes of this Agreement, "EBITDA" for each Fiscal Year shall mean earnings before interest, taxes, depreciation, and amortization of the Company for such Fiscal Year, expressed as a positive or negative number, as determined by the Company in accordance with generally accepted accounting principles. Such determination shall be based on the audited statement of operations of the Company applicable for the Fiscal Year (or if there is no audited statement of operations of the Company for such Fiscal Year, then based on the unaudited statement of operations of the Company for such Fiscal Year), and the determination by the Company of EBITDA for each Fiscal Year shall be conclusive, and shall be final and binding on the parties. For purposes of this Agreement, Cumulative EBITDA as of the end of any Fiscal Year shall mean the sum of EBITDA for such Fiscal Year and for each prior Fiscal Year. The determination of Cumulative EBITDA shall be made by the Company, and its determination shall be final and binding on the parties. For purposes of this Agreement, a calendar quarter shall mean a period of three (3) calendar months ending February 28 (or February 29, as applicable), May 31, August 31, or November 30, as applicable. Any determination of EBITDA by the Company for any such periods shall be conclusive, and shall be final and binding on the parties.

                  (c) Restricted Stock Purchase Agreement. WOW Entertainment and the Employee have executed this date a Restricted Stock Purchase Agreement, in the form attached hereto and made a part hereof by reference as Exhibit B, with respect to two million (2,000,000) shares of common stock of WOW Entertainment issued to Employee. Employee's entitlement to benefits under such Restricted Stock Purchase Agreement shall be determined solely under the terms of such Restricted Stock Purchase Agreement.

                  (d) Special Bonus In the Event of Change of Control Transaction. In the event of a Change of Control Transaction, Employee shall be entitled to a special change of control bonus in an amount equal to five percent (5%) of the excess of the total consideration payable by the acquiring person or entity (the "Acquirer") in connection with the Change of Control Transaction, net of transaction expenses, over the amount of the total investment by WOW Entertainment in the Company as of the effective date of such Change of Control Transaction. Such total investment shall include all equity of WOW Entertainment in the Company at the effective date of such Change of Control Transaction, together with all indebtedness and intercompany accounts payable of the Company to WOW Entertainment as of the effective date of such Change of Control Transaction. The determination of such bonus shall be made by the Company, and shall be conclusive, final, and binding on the parties. Any such bonus shall be paid within thirty (30) days subsequent to the closing of such Change of Control Transaction.

                  For purposes of this Agreement, a "Change of Control Transaction" shall mean one of the following:

               (i) Acquisition by any individual, entity, or group (an "Entity"), including any "persons" within the meaning of
                    Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934 (the "Exchange Act"), of beneficial ownership (within the meaning of Rule 13(d)-3 promulgated under the Exchange Act) of greater than fifty percent (50%) of either
                    (A) the then outstanding shares of common stock of the Company or (B) the combined voting power of the then outstanding securities of the Company entitled to vote generally in the election of directors; excluding, however, any acquisitions of any interest by the Company or WOW Entertainment or any one or more of John F. Fisbeck, Carter
                    M. Fortune, or any Affiliates of John F. Fisbeck or Carter
                    M. Fortune, as such term is defined in the Exchange Act (hereinafter "Affiliates"); or

               (ii) Acquisition by any Entity, as defined in (i) above, of all or substantially all of the operating assets of the Company; excluding, however, any such acquisition by the Company or WOW Entertainment or any one or more of John F. Fisbeck, Carter M. Fortune, or any Affiliates thereof.

                  (e) Termination of Entitlement to Bonus. The eligibility of Employee for any bonus payable under Sections 3(b) or 3(d) above shall terminate immediately in the event of a termination by either the Company or the Employee of Employee's employment with the Company for any reason, or for no reason, including the death or permanent disability of the Employee, as determined by the Company.

                  Notwithstanding the foregoing, in the event that the employment of Employee shall be terminated due to a Company Termination Without Cause pursuant to this Agreement or by Employee due to an Employee Termination for Cause pursuant to this Agreement, Employee shall remain entitled to bonuses in accordance with Section 3(b) and Section 3(d) as follows:

               (i) Employee shall remain entitled to bonus under Section 3(b) for the Fiscal Year within which the Company Termination Without Cause or Employee Termination for Cause shall occur as if such employment continued to and including a date twelve (12) months subsequent to the effective date of the Company Termination Without Cause or Employee Termination for Cause. The bonus, if any, under Section 3(b) for the Fiscal Year in which the Company Termination Without Cause or Employee Termination for Cause become effective shall be computed and paid for such Fiscal Year as provided in
                    Section 3(b). The bonus under Section 3(b) for the portion of such twelve (12) month period extending beyond the end of such Fiscal Year shall be equal to the product of the bonus which would otherwise be payable to Employee for the next succeeding Fiscal Year if he were employed, determined as provided under Section 3(b) above, times a fraction, the numerator of which is the number of days from the end of the Fiscal Year in which the Company Termination Without Cause or Employee Termination for Cause becomes effective to and including the expiration of the twelve (12) month period subsequent to the effective date of the Company Termination Without Cause or Employee Termination for Cause, and the denominator of which is 365. The bonus, if any, described under this Section 3(e)(i) shall be determined by the Company, and its determination shall be final and binding on the parties. Any bonus allocable to the Fiscal Year next succeeding the Fiscal Year in which the Company Termination Without Cause or Employee Termination for Cause becomes effective shall be paid to Employee on or before a date sixty (60) days subsequent to the end of such next succeeding Fiscal Year.

               (ii) Employee shall remain entitled to any bonus payable under
                    Section 3(d) with respect to any Change of Control Transaction which closes within a period of six (6) months subsequent to the Company Termination Without Cause or the Employee Termination With Cause, as applicable.

                  (f) Tax Withholding. Any and all compensation, including bonuses, paid by the Company to Employee pursuant to this Section 3 shall be paid to Employee after deduction or withholding of applicable federal, state, and local taxes and contributions.

         4. Benefits; Expenses. Subject to Employee's compliance with applicable eligibility and underwriting standards, Employee shall be entitled to such benefits, including but not limited to life and other insurance coverages, medical insurance, vacation, and other fringe benefits, as may be provided by WOW Entertainment or the Company from time to time to other key employees of WOW Entertainment or the Company who exercise comparable management functions. During the term of this Agreement, the Company, Company shall pay or reimburse Employee for all reasonable travel and business expenses incurred or paid by Employee in the performance of his duties hereunder which are incurred by Employee, in accordance with policies and procedures of the Company in effect from time to time.

         5. Confidential Information; Trade Secrets. Employee agrees that all Confidential Information and Trade Secrets received or developed by Employee as of the date hereof, or subsequently obtained by the Employee in his performance of his duties for Company are confidential to and are and will remain the sole and exclusive property of Company, and to the extent applicable, any such information developed by Employee shall be deemed "works made for hire" under the U.S. Copyright laws. To the extent that such Confidential Information or Trade Secrets shall not constitute "works made for hire," Employee hereby assigns and transfers to the Company all right, title, and interest in and to such Confidential Information and Trade Secrets. For a period of five (5) years following termination of this Agreement, Employee will hold such Confidential Information in trust and strictest confidence, and will not use, reproduce, distribute, disclose or otherwise disseminate the Confidential Information, except to the extent necessary to perform the duties assigned to Employee by Company. The confidentiality requirements and use restrictions contained in this
Section 5 shall survive for the period specified herein but shall not apply to any information that becomes publicly available through no action of Employee.

                  For purposes of this Agreement, "Confidential Information" means information owned by the Company and/or any business entity related to Company and related directly to the business of Company or such business entity related to Company, which (1) derives economic value, actual or potential, from not being generally known to or readily ascertainable by proper means by other persons who can obtain economic value from its disclosure or use; and (2) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy. Confidential Information includes "Trade Secrets," which includes information that meets the foregoing criteria and includes, without limitation, technical and nontechnical data, formulas, patterns, compilations, programs, devices, methods, techniques, drawings, processes, financial data, financial plans, product plans, pricing information, marketing information and lists of actual or potential acquisition candidates, potential sites for development and suppliers. Confidential Information also includes information which has been disclosed to Company (or a business entity related to Company) by a third party and which Company (or a business entity related to Company) is obligated to treat as confidential.

                  All records, notes, files, memoranda, reports, marketing information, price lists, supplier lists and information, documents, and all copies thereof, equipment, and apparatus and like items relating directly to the business of Company (and/or a business entity related to Company), Confidential Information or Trade Secrets which shall be prepared by Employee in the performance of his duties for Company or which shall be disclosed to or which shall come into the possession of Employee through his performance of his duties hereunder shall be and remain the sole and exclusive property of Company. Employee agrees that, upon the termination of his employment with Company, or at any other time upon request, he will promptly deliver to Company the originals and all copies of any of the foregoing that are in his possession, custody or control, and any other property belonging to Company (and/or a business entity related to Company).

         6. Agreement Not to Compete - Competing Businesses. Employee hereby acknowledges that Company is in the business of providing design services (including without limitation architectural and engineering services) in connection with the development and expansion of wireless transmission towers and other facilities for the wireless telecommunications industry, and that the Company may subsequently during the term of this Agreement engage in other lines of business from time to time (any one or more of such businesses in which the Company may engage during the term of this Agreement shall be referred to from time to time as the "Company Business" and any one or more services provided by the Company in connection with such businesses shall be referred to as "Competing Services"). Employee covenants and agrees that during his employment by the Company and for a period of two (2) years after the termination thereof by either party for any reason or for no reason, he will not, within the geographical area consisting of the states of Indiana and other states within the United States in which the Company shall have engaged in the Company Business at any time within a two (2) year period prior to the termination of such employment, without the prior written consent of Company, for his own account or jointly with another or others, directly or indirectly, for or on behalf of any individual, partnership, corporation, limited liability company or other legal entity, as principal, agent, independent contractor or otherwise, own, engage in, conduct, control, operate, manage, be employed by, consult with, or otherwise participate in, a business engaging directly or indirectly in the same or substantially similar business as the Company Business or providing Competing Services ("Competing Business").

         7.        Agreement Not to Compete - Customers; Employees.

                  (a) Employee covenants and agrees that during his employment by Company and for a period of two (2) years following the termination by either party, for any reason, or for no reason, of such employment, he will not, without the prior written consent of Company, either directly or indirectly on his own behalf or in the service or on behalf of others (i) provide or offer to provide (or assist or manage others in providing) any Competing Services to any persons or entities who are or have been direct or indirect customers or prospects of the Company in connection with the Company Business at any time during any portion of the period of two (2) years immediately preceding the termination of Employee's employment with Company or (ii) interfere with any contractual arrangement or agreements between Company (or an Affiliate of Company) and any other person or entity. Notwithstanding the foregoing, Employee may subsequent to his employment by Company, without violating the provisions of
Section 7(a)(i) above, engage in providing services, which would otherwise constitute Competing Services solely as a full-time (and not temporary) employee of a company (for example, Voicestream, Verizon) directly engaged in providing wireless telecommunications services to its direct customers, provided that such services are provided exclusively to and for such company.

                  (b) Employee covenants and agrees that for a period of two (2) years following the termination, for any reason, of his employment with the Company, he will not, either directly or indirectly, on his own behalf or in the service of or on behalf of others, solicit, divert, or hire away to a Competing Business, any person employed by Company (or any Affiliate thereof), or otherwise induce or influence any person to discontinue employment with Company (or any Affiliate thereof), whether such person is a full-time or temporary employee of Company (or any Affiliate thereof) and whether such employment is pursuant to a written agreement or such employment is for a predetermined period or is at will.

         8.       Remedies.

                   (a) It is understood and agreed by and between Employee and Company that the provisions of Sections 5, 6, 7 and this Section 8 are essential elements of this Agreement and are necessary to protect Company's legitimate business interests. Employee acknowledges and agrees that, by virtue of the special knowledge of Company's (and/or its Affiliates') affairs, business, clients, customers, Confidential Information, Trade Secrets, and operations that he will have as a consequence of being employed by the Company pursuant hereto, and the special and unique management services to be rendered by him under this Agreement, irreparable loss and damage will be suffered by Company (or its Affiliates) if Employee should breach or violate any of the covenants and agreements contained in Sections 5, 6, and 7 which cannot be adequately compensated in an action at law (it being impossible to measure in money the damages that the Company (or its Affiliates) will suffer by reason of such breach or violation). Employee further acknowledges and agrees that each of such covenants and agreements is reasonable in duration, scope and effect on Employee, is not unduly restrictive of Employee's rights as an individual and is reasonably necessary to protect and preserve the Company Business and is a material inducement to Company to enter into this Agreement and to pay Employee the compensation set forth herein and in the Restricted Stock Purchase Agreement. Employee, therefore, agrees and consents that, in addition to any other remedies available to it, Company shall be entitled to specific performance, injunctive, and other equitable relief (without being required to post any bond or other security) to prevent or restrain a breach or contemplated breach by Employee of any of the covenants or agreements contained in Sections 5, 6 and 7. If a court should hold that the duration and/or scope (geographic or otherwise) of the covenants and/or agreements contained in Sections 5, 6 and 7 hereof are unreasonable, then, to the extent permitted by law, the court may prescribe a duration and/or scope (geographic or otherwise) that is reasonable and the parties agree to accept such determination, subject to their rights of appeal. In addition, Company shall be entitled to terminate this Agreement or suspend the payment of any and all compensation (including but not limited to bonuses) to which Employee may be otherwise entitled hereunder during the period in which Employee is in breach of or has violated any of the covenants and agreements contained in Sections 5, 6, and 7 hereof. Nothing herein shall be construed as prohibiting the Company from pursuing any other remedies available to it for such breach or threatened breach, including recovery of damages from Employee. Notwithstanding anything in this Agreement which could be interpreted to the contrary, the rights of the Company (or its Affiliates) under this Agreement to protect its Confidential Information, business records, and other proprietary interests are in addition to, and not in lieu of, all other rights Company (or its Affiliates) may have at law or in equity to protect its Confidential Information, business records, and other proprietary interests.

                  (b) The existence of any claim, demand, action or cause of action of Employee against Company, whether predicated upon this Agreement or otherwise, shall not constitute a defense to the enforcement by Company of any of the covenants contained in Sections 5, 6, and 7 hereof.

                  (c) Nothing contained in this Agreement shall limit, abridge or modify the rights of the parties under applicable laws relating to the protection of intellectual property, including but not limited to patents, trademarks, copyrights, and trade secrets.

                  (d) If Employee shall be in violation of any of the covenants and agreements set forth in Sections 5, 6 and 7 hereof, then the time limitation thereof shall be extended for a period of time equal to the period of time during which such breach or breaches occur. If (i) Company seeks injunctive relief from such breach in any court, and (ii) if Company is ultimately successful in proving such breach and is granted such injunctive relief, or if a settlement is reached between Company and Employee which settlement provides Company a remedy or remedies substantially the same as the injunctive relief sought by Company, then such covenants and agreements shall be extended for a period of time equal to the pendency of such injunction and/or settlement proceedings, including all appeals.

         9.       Termination.

                  (a) This Agreement may be terminated immediately by Company for "cause" upon notice of termination served personally or in accordance with
Section 14 hereof, such "cause" being specified in the notice. As used herein, "cause" shall mean fraud, dishonesty, gross negligence, willful misconduct or an act of moral turpitude, or engaging in activities prohibited by Sections 5, 6, or 7 hereof or any other material breach of this Agreement, provided such other material breach is not substantially cured by Employee within thirty (30) days of the receipt of notice of such breach from Company. "Cause" shall also include the death of Employee and any other failure of Employee for any reason to perform the essential duties of his position for a period of sixty (60) days or more. In addition to the above, any termination by the Company under this Agreement for any reason or for no reason (including but not limited to any termination otherwise described in Section 2 or Section 9(c)) shall be deemed to be a termination for "cause" if, at the effective date of such termination, the total investment of WOW Entertainment in the Company, including all equity of WOW Entertainment in the Company together with all indebtedness and inter-company accounts payable of the Company to WOW Entertainment as of such date but excluding any such investments made by WOW Entertainment in the Company on or before such date for the purpose of acquiring other business entities or operations or establishing new branches, shall exceed $400,000. All such determinations of the total investment of WOW Entertainment in the Company from time to time shall be made by the Company, and its determinations shall be final and binding on the parties. Any termination of the employment of Employee under or described in this Section 9(a) shall be referred to herein as a "Company Termination for Cause."

                  (b) This Agreement may be terminated by Employee in the event of a material breach hereof by the Company, including but not limited to nonpayment of any amounts hereunder, which is not substantially cured by the Company within thirty (30) days of receipt of notice of such breach from Employee. Termination of the employment under this Section 9(b) shall be referred to herein as an "Employee Termination for Cause."

                  (c) Without limitation of the above, either the Company or the Employee may terminate this Agreement for any other reason or for no reason upon the expiration of sixty (60) days after written notice thereof to the other party. Except as provided under Section 9(a) above, termination by the Company under this Section 9(c) or under Section 2 shall be referred to herein as a "Company Termination Without Cause." A termination by the Employee under this
Section 9(c) or under Section 2 shall be referred to herein as an "Employee Termination Without Cause."

                  (d) In the event of any termination of the employment of Employee, Employee shall be entitled to receive Base Salary to and including the effective date of such termination; provided, however, that in the event of an Employee Termination for Cause or a Company Termination Without Cause, if and only if at the effective date of such Employee Termination for Cause or a Company Termination Without Cause the Company shall have Cumulative EBITDA in excess of 0, Employee shall be entitled to payment of Base Salary for a period extending for six (6) months subsequent to the effective date of any such termination and to payment of bonuses in accordance with Section 3(e). For purposes of this Section 9(d), Cumulative EBITDA shall have the same meaning as provided in and shall be determined by the Company in accordance with Section 3(b), except that Cumulative EBITDA shall also include EBITDA (expressed as a positive or negative number) for the period subsequent to the end of the prior Fiscal Year, if any, to the end of the calendar month immediately prior to the Employee Termination for Cause or Company Termination Without Cause, as determined by the Company. Such determination of the Company shall be final and binding on the parties. Employee shall have no remedies against the Company and WOW Entertainment with respect to a termination of employment, except as specifically provided in this Agreement.

         10. Successors and Assigns. This Agreement may not be assigned by Employee. This Agreement may be assigned by the Company and shall be binding upon the successors and assigns of Company.

         11. Severability. In the event any provision of this Agreement shall be held void and unenforceable, the unaffected portion hereof shall remain in full force and effect and this Agreement shall be deemed amended to excuse the provisions held void and unenforceable and shall continue in full force and effect, as amended.

         12. Governing Law; Jurisdiction; Venue. The validity and construction of this Agreement shall be governed by the laws of the State of Indiana, without regard to conflicts of law principles. The parties agree that, with respect to any legal action arising out of the transactions contemplated by this Agreement, they consent to personal and subject matter jurisdiction in the United States federal courts or state courts located in Indiana, and that venue shall be had solely in such courts.

         13. Prevailing Party. In any suit or proceeding brought or instituted by any party to this Agreement to enforce or interpret any of the provisions of this Agreement or on account of any damages or loss sustained by such party by reason of breach or violation by the other party of any of the terms or provisions of this Agreement, the prevailing party will be entitled to recover all expenses and costs incurred, including reasonable attorneys' fees and costs, including expenses, fees and costs incurred in connection with any appeal and/or collection efforts

         14. Notices. All notices, demands or communications required or permitted under this Agreement will be in writing and delivered by hand or mailed by certified mail, return receipt requested, postage and registration or certification charges prepaid, or by nationally recognized overnight courier service, to the party entitled thereto at the addresses set forth below, or such other party(ies) or address(es) as a party specifies by written notice to the other parties from time to time, and shall be deemed delivered or served at the date of delivery by said courier service or two (2) days after deposit of said notice, demand or communication in the U.S. mail. Except as noted above in
Section 12 with respect to service of process on Employee, each notice to Company and Employee shall be addressed, until notice of change as aforesaid, as follows:

                  If to Company:   CornerStone Wireless Services Incorporated
                                   6809 Corporate Drive
                                   Indianapolis, Inc. 46278
                                   Attn: Chief Executive Officer

                  If to Employee:  William A. Shoemake
                                   9990 Sugar Leaf Drive
                                   Noblesville, IN 46060

Either party may provide to the other party any notice of a change of address in accordance with the above provisions.

         15. Entire Agreement and Amendment. This Agreement constitutes the entire agreement of the parties hereto with respect to the subject matter hereof and supersedes all prior discussions, understandings and agreements among the parties hereto. Any such prior agreements shall, from and after the effective date hereof, be null and void. This Agreement may not be changed orally, but only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification, extension or discharge is sought.

         16. Waiver. The waiver by one party of a breach of any provision of this Agreement by the other party shall not operate or be construed as a waiver of any subsequent breach of the same or any other provision by the other party.

         17. Survival. The agreements and covenants set forth in this Agreement shall survive and continue until all obligations set forth herein shall have been performed and satisfied.

         18. Actions of Company. All acts and determinations of the Company under this Agreement shall be subject to prior approval of the Board of Directors of the Company, and shall be implemented by one or more directors, employees, or agents of the Company other than Employee; and Employee may not take any action or make any determination on behalf of the Company under this Agreement.

         19. Counterparts; Facsimile Signatures. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery by a party of executed counterparts of this Agreement by facsimile shall constitute execution and delivery of such counterpart by such party to the same extent as if such counterpart were originally executed and delivered by such party.

           IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date hereinbefore set forth.


                                        CORNERSTONE WIRELESS
                                        SERVICES INCORPORATED


                                        By: /s/ Douglas E. May
                                            -----------------------------------
                                        Title: CFO
                                               --------------------------------

                                                    "Company"



                                       /s/ William A. Shoemake
                                       ----------------------------------------
                                       WILLIAM A. SHOEMAKE

                                                    "Employee"

                                    EXHIBIT A


                                     Duties


         Such duties as are consistent with the position of Chief Executive Officer and President or such other office or capacity as the Board of Directors of the Company shall determine from time to time.

                                    Exhibit B


                            RECOURSE PROMISSORY NOTE
                            ------------------------

$300,000                                                  Indianapolis, Indiana
                                                                  July 20, 2001

         FOR VALUE RECEIVED, the undersigned, WILLIAM A. SHOEMAKE ("Maker"), promises to pay to WOW ENTERTAINMENT, INC. ("Payee") at Bank One Tower, 111 Monument Circle, Suite 4600, Indianapolis, Indiana 46204, or such other place as Payee may from time to time designate to Maker in writing, the principal sum of Three Hundred Thousand Dollars ($300,000.00), together with interest on the outstanding principal balance existing from time to time from the date hereof at the rate of six percent (6%) per annum, with payment of principal and interest to be made as hereinafter provided.

         1. Maturity. This Note shall mature and be payable in full on October 31, 2006 (the "Maturity Date").

         2. Payment of Principal and Interest. Accrued interest shall be paid annually on each anniversary date of the execution of this Note prior to the Maturity Date, unless such day is a Saturday, Sunday or a public holiday or the equivalent for banks generally under the laws of the State of Indiana, in which case accrued interest shall be paid on the next succeeding day which is not a Saturday, Sunday or a public holiday or the equivalent for banks generally under the laws of the State of Indiana. The balance of principal and any unpaid interest shall be paid on the Maturity Date. Time is of the essence of this Note.

         3. Prepayments. Subject to the provisions hereof, Maker may prepay the principal amount hereunder in whole or in part at any time without penalty, together with interest accrued on any such prepaid amount to and including the date of such prepayment. In addition, Maker shall prepay such portions of the principal amount of this Note from time to time, together with interest accrued on any such prepaid amount to and including the date of each such prepayment, as and when such prepayments may be required under the terms of the Restricted Stock Purchase Agreement, as described below.

         4. Restricted Stock Purchase Agreement and Pledge Agreement. This Note is made in payment for certain stock of Payee being purchased by Maker from Payee pursuant to a Restricted Stock Purchase Agreement of even date by and between Maker and Payee (the "Restricted Stock Purchase Agreement"). The obligations of Maker under this Note and any extensions or renewals hereof are secured by a pledge of certain shares of Payee owned by Maker in accordance with a Stock Pledge Agreement of even date by and between Maker and Payee (the "Pledge Agreement"). Reference is made to both the Restricted Stock Purchase Agreement and the Pledge Agreement herein for other rights as to defaults and acceleration.

         5. Default and Acceleration. Upon the occurrence of (i) a default by Maker hereunder, or a default by Maker under the Restricted Stock Purchase Agreement or under the Pledge Agreement and (ii) the expiration of ten (10) days' written notice from Payee to Maker specifying the nature of such default and the failure of Maker to cure such default within such ten (10) day period, the entire principal sum outstanding hereunder, together with all accrued interest thereon, shall, at the option of the Payee, become immediately due and payable without notice, and said indebtedness may be collected and the security interest under the Pledge Agreement may be foreclosed or otherwise realized upon. No delay on the part of the Payee in exercising said option shall operate as a waiver, or preclude exercise of such option during the existence of such default or upon the occasion of a later default. All payments under this Note shall be without relief from valuation and appraisement laws.

         6. Enforcement Costs. Maker agrees to pay immediately upon demand all costs and expenses of Payee, including reasonable attorneys' fees, (i) if, after a default and opportunity to cure as provided in Section 5, this Note is placed in the hands of an attorney or attorneys for collection, (ii) if Payee finds it necessary or desirable following a default and opportunity to cure as provided in Section 6 to secure the services or advice of one or more attorneys with regard to collection of this Note against Maker, or for protection of its rights under this Note or the Pledge Agreement, or (iii) if Payee seeks to have the property subject to the Pledge Agreement, or any part thereof, abandoned by any estate in bankruptcy, or attempts to have any stay or injunction prohibiting the enforcement or collection of the Note or prohibiting the enforcement of the Pledge Agreement lifted by any bankruptcy or other court, and any subsequent proceedings or appeals from any order or judgment entered in any such proceeding.

         7. Waivers. The Payee, at its option, may make extensions of the time for the payment of the indebtedness, or reduce the payments thereon, release any collateral securing such indebtedness, or accept a renewal note or notes therefor, all without notice, and Maker and endorsers hereby consent to any such extensions, reductions or renewals, all without notice, and agree that any such action shall not release them from any liability hereunder. Maker and endorsers jointly and severally waive presentment for payment, notice of dishonor, notice of nonpayment of this Note, and diligence in the collection thereof as conditions of liability under this instrument.

         8. Other Provisions. This Note shall be deemed to be a contract made under the laws of the State of Indiana, and for all purposes shall be construed in accordance with and governed by the laws of such state without regard to conflicts of laws principles. The terms and provisions of this Note shall be binding upon and inure to the benefit of Maker and Payee and their respective successors in interest and assigns. Maker shall not assign his obligations under this Note without the prior written consent of Payee.

         Executed as of July 20, 2001.

                                       /s/ William A. Shoemake
                                       -----------------------------------
                                       William A. Shoemake

                                                  "Maker"

                                    Exhibit C


                             STOCK PLEDGE AGREEMENT

         William A. Shoemake (the "Pledgor"), hereby delivers, sets over, and pledges to WOW Entertainment, Inc., a Delaware corporation (the "Pledgee"), and grants to the Pledgee a security interest in the following:

         (a) Two Million (2,000,000) shares of common stock of Pledgee, represented by Certificates Nos. ___ and ___ (collectively, the "Pledged Stock");

         (b) All certificates representing the Pledged Stock and all cash, securities, dividends, distributions, interest and other property at any time and from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of the Pledged Stock; and

         (c) All additional shares of common stock, debt obligations or securities of Pledgee at any time acquired by the Pledgor and the certificates representing such additional shares, debt obligations or securities and all cash, securities, dividends or other property at any time and from time to time received, receivable or otherwise distributed in respect of or in exchange for all or any of such shares, debt obligations or securities;

(collectively, the "Collateral") to secure the undertakings of the Pledgor herein for the prompt and complete performance of the Obligations of the Pledgor to the Pledgee under that certain Recourse Promissory Note of even date herewith made by the Pledgor in favor of the Pledgee (as the same may be amended from time to time, the "Note") and under that certain Restricted Stock Purchase Agreement of even date herewith by and between Pledgor and Pledgee (as the same may be amended from time to time, the "Restricted Stock Purchase Agreement"). As used herein, the term "Obligations" shall mean the obligations of the Pledgor to pay the amounts due to the Pledgee or any lawful holder of the Note or assignee of the Restricted Stock Purchase Agreement.

         1. Delivery of the Pledged Stock. Concurrently herewith, and subject to the terms and conditions of this Pledge Agreement, the Pledgor shall deliver to the Pledgee the original share certificates and all other instruments or documents evidencing the Pledged Stock (the "Stock Certificates"), together with appropriate stock powers, endorsements and other appropriate instruments of assignment endorsed in blank.

         2. Voting; Dividends; Distributions. Until and unless an uncured default exists under the Note or the Restricted Stock Purchase Agreement, the Pledgor shall be entitled to: (i) vote the Pledged Stock, in person or by proxy, at any annual or special meetings of the shareholders of the Issuer on any issue which may properly come before the meetings;(ii) give consents, waivers and ratifications relative to the Collateral; and (iii) receive all payments under, or cash dividends distributed in respect of, the Collateral; provided, however, that any and all such payments or cash dividends may be retained by Pledgee at its option as additional security for the Obligations and deemed to constitute a portion of the Collateral with respect to which they were distributed.

         3. Rights of Pledgee. Pledgee may, while there exists an uncured Default, resort to the Collateral for the payment of any of the Obligations, whether or not it shall have resorted to any other property or shall have proceeded against any party primarily or secondarily liable on any of the Obligations.

         4. Covenants. The Pledgor covenants and agrees that from and after the date hereof and until the Obligations are fully paid and performed:

                  (a) without the prior written consent of the Pledgee and except as otherwise set forth herein, the Pledgor shall not sell, assign, transfer, exchange or otherwise dispose of, or grant any option with respect to, the Collateral; nor shall it create, incur or permit to exist any lien with respect to any of the Collateral, or any interest therein, except for the lien provided under this Pledge Agreement, and the Pledgor shall take any action necessary to remove any such lien;

                  (b) from time to time the Pledgor shall, at the Pledgor's expense, duly and promptly execute any and all further instruments and documents and take such further action as the Pledgee may reasonably deem desirable to obtain the full benefits of this Pledge Agreement, including, without limitation, the filing of any financing or continuation statements under any Uniform Commercial Code, and the Pledgor also hereby authorizes Pledgee to file any such financing statement or continuation statement on its behalf to the extent permitted by applicable law; and

                  (c) Pledgor shall deliver any and all Collateral to Pledgee in addition to the Stock Certificates, together with appropriate stock powers, endorsements, and other appropriate instruments of assignment endorsed in blank.

         5. Power of Attorney. The Pledgor hereby constitutes and appoints the Pledgee or any agent thereof, with full power of substitution, as its true and lawful attorney-in-fact with full power and authority in the place and stead of the Pledgor and in the name of the Pledgor or in the Pledgee's name, from time to time in the Pledgee's discretion, for the purpose of carrying out the terms of this Pledge Agreement, to take any and all appropriate action and to execute any and all documents and instruments which may be necessary or desirable to accomplish the purposes of this Pledge Agreement.

         6. Default; Remedies. While there exists an uncured default under the Note, the Pledgee may at its option: (i) appropriate and apply toward the payment of the Obligations, and in such order of application as the Pledgee may from time to time elect, the Collateral or any proceeds thereof; (ii) cause the Collateral to be registered in the name of the Pledgee or its nominee or cause new certificates evidencing the Collateral to be issued; (iii) sell, lease, assign, give options to purchase or sell or otherwise dispose of and deliver the Collateral, or any part thereof, in one or more parcels at public or private sale or sales, at any exchange, broker's board or at any of the Pledgee's offices or elsewhere upon such terms and conditions as the Pledgee may deem advisable and to be commercially reasonable and at such price as it may deem best, for cash or on credit or for future delivery without assumption of any credit risk, with the right of the Pledgee upon any such sale or sales, public or private, to purchase the whole or any part of the Collateral so sold; or (iv) exercise such other rights and remedies as may be available to the Pledgee under the Indiana Uniform Commercial Code or other applicable law. The Pledgee shall apply the net proceeds of any such collection, recovery, receipt, appropriation, realization or sale to the payment in whole or in part of the Obligations. Pledgee shall give the Pledgor at least thirty (30) days prior notification of intended disposition of the Collateral.

         7. Waiver; Amendment. No delay on the part of the Pledgee in the exercise of any right or remedy shall operate as a waiver thereof, and no single or partial exercise by the Pledgee of any right or remedy shall preclude other or further exercise thereof or the exercise of any other right or remedy. None of the terms or provisions of this Pledge Agreement may be waived, altered, modified or amended except by an instrument in writing, duly executed by the Pledgor and the Pledgee.

         8. Termination. Upon payment in full of all Obligations, the Collateral, along with any necessary assignments and termination statements, shall promptly be distributed to Pledgor or Pledgee, as applicable under the Restricted Stock Purchase Agreement, and this Pledge Agreement shall be deemed terminated. Without limitation of the above, to the extent that Pledgor shall make full payment for any one or more Vested Shares (as defined in the Restricted Stock Purchase Agreement), including without limitation any accrued interest applicable thereto, Pledgee shall promptly release such Vested Shares from the liens and restrictions of this Pledge Agreement.

         9. Successors and Assigns. This Pledge Agreement shall be binding upon the Pledgor and its successors and permitted assigns. This Pledge Agreement shall inure to the benefit of the Pledgee and its successors and assigns.

         10. General. This Pledge Agreement shall be governed by the laws of the State of Indiana, notwithstanding conflicts of law principles. Wherever possible each provision of this Pledge Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Pledge Agreement shall be prohibited by or invalid under any such law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Pledge Agreement. Section headings are for ease of reference only and shall not govern the interpretation of any provisions hereof.

         IN WITNESS WHEREOF, the Pledgor and the Pledgee have duly executed this Pledge Agreement effective as of the 20th day of July, 2001.



                                       By: /s/ William A. Shoemake
                                           -----------------------------------
                                           William A. Shoemake

                                                       "Pledgor"



                                       WOW ENTERTAINMENT, INC.



                                       By: /s/ Douglas E. May
                                           -----------------------------------

                                       Printed: Douglas E. May
                                                ------------------------------

                                       Title: CFO
                                              --------------------------------

                                                       "Pledgee"